Exhibit 99.1

CORMEDIX INC. announces commercial AND REiMBURSEMENT updates

Berkeley Heights, NJ – January 30, 2024 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening diseases and conditions, today announced updates related to its business and anticipated launch of DefenCath®.

Recent Updates:

•	On January 25, 2024 the Center for Medicare & Medicaid Services (CMS) notified CorMedix that the agency has determined DefenCath will be eligible for reimbursement in accordance with the ESRD PPS. As such, CorMedix is entitled to submit an application for a Transitional Drug Add-On Payment (TDAPA) which currently allows for five years of additional payment reimbursement to outpatient providers. CorMedix submitted its TDAPA application on January 26th after receiving the CMS notification, and CMS has subsequently confirmed receipt.

•	As a result of CMS’ determination that DefenCath is within the scope of the ESRD PPS and eligible for TDAPA, CorMedix has established its list price (WAC) of $249.99 per 3ml vial, to account for the market dynamics and functionality of the TDAPA framework. Should CMS make a future determination that DefenCath is eligible for Medicare Part B reimbursement, CorMedix has committed to CMS to reduce the list price accordingly.

●	CorMedix previously applied for and received a New Technology Add-On Payment (NTAP) from CMS for inpatient reimbursement of DefenCath. Now that the company has established a WAC price for commercialization, CorMedix will notify CMS accordingly to make any necessary adjustment to the NTAP reimbursement payment to inpatient facilities.

●	CorMedix reiterates its previously disclosed launch guidance of April 15, 2024 for inpatient commercialization, and a target of July 1, 2024 for the commencement of outpatient commercialization. The outpatient timing is contingent upon CMS approval and implementation of the DefenCath TDAPA application in accordance with the agency’s publicly stated objective that CMS aims for an effective date for applying the TDAPA for a particular product that is one quarter after the effective date of the HCPCS code for the product. If CMS requires additional time for the implementation of TDAPA, outpatient commercialization could be shifted an additional quarter. CorMedix intends to work closely with CMS on the TDAPA implementation process.

Joseph Todisco, CorMedix CEO, commented, “This determination by CMS is in line with our base case expectations, and we are very pleased to have a timely decision from the agency that allows CorMedix to commence commercialization of DefenCath based on the timelines we have communicated. We have received significant inbound interest from both inpatient facilities as well as outpatient dialysis providers as to the utilization of DefenCath, and this reimbursement clarity allows us to move forward with negotiating direct procurement agreements for the product. I look forward to providing additional commercial updates in the upcoming months as CorMedix brings this important novel drug product to market.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on commercializing its lead product DefenCath®, a novel, non-antibiotic antimicrobial solution approved to reduce the incidence of catheter-related bloodstream infections in the limited population of adult patients with kidney failure receiving chronic hemodialysis through a central venous catheter. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original New Drug Application (NDA) received priority review in recognition of its potential to address an unmet medical need. DefenCath was approved by the FDA on November 15, 2023 and the Company has indicated an initial inpatient launch date of April 15, 2024. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations, and the Company is working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, including, but not limited to, the commercial launch of DefenCath, including the timing of availability of DefenCath for inpatient and outpatient settings and the ability to staff a field team in time for commercial launch, DefenCath eligibility for TDAPA, CMS implementation of TDAPA on July 1st, the interest in DefenCath by health systems, CorMedix’s future financial position, financing plans, future revenues, projected costs and the sufficiency of our cash and short-term investments to fund our operations, including the commercial launch of DefenCath, should be considered forward-looking statements. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the risks and uncertainties related to the ability to have sufficient DefenCath available for commercial launch, CorMedix’s ability to contract with health systems for the use of DefenCath, market conditions, CorMedix’s ability to manage its cash resources and the impact on current, planned or future research. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

daniel@lifesciadvisors.com

(617) 430-7576